Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

PETER OPPENHEIMER JOINS GOLDMAN SACHS BOARD OF DIRECTORS

NEW YORK, March 3, 2014 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced the appointment of Peter Oppenheimer as an independent director of the firm, effective immediately. Mr. Oppenheimer’s appointment expands the Board to 13 directors, 10 of whom are independent directors. Mr. Oppenheimer will be a member of each of the firm’s Audit, Risk, Compensation and Corporate Governance, Nominating and Public Responsibilities committees.

“Peter’s 25 years of broad experience across important industries will add a valuable perspective to our Board of Directors,” said Lloyd C. Blankfein, Chairman and CEO. “We appreciate his willingness to serve as a director and look forward to benefitting from his judgment and counsel.”

Mr. Oppenheimer is Senior Vice President and Chief Financial Officer of Apple, Inc., a designer and manufacturer of electronic devices and related software services. Before becoming Chief Financial Officer at Apple, he was Senior Vice President and Corporate Controller from 2002 to 2004, and prior to that, from 1996 to 2002, he served first as Senior Director of Finance and Controller for the Americas, then as Vice President and Controller of Worldwide Sales and later as Vice President and Corporate Controller. Before joining Apple, from 1992 to 1996 Mr. Oppenheimer was the Divisional Chief Financial Officer of Finance, MIS, Administration and Equipment Leasing Portfolio at Automatic Data Processing, Inc., a leading provider of human capital management and integrated computing solutions, and prior to that, from 1988 to 1992 he was a consultant within the Information Technology Practice at Coopers & Lybrand, LLP.

Mr. Oppenheimer is a member of the boards of the California Polytechnic State University Foundation and of the Sacred Heart Schools in Atherton, California. He is a graduate of California Polytechnic State University, and received an MBA from the University of Santa Clara.

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The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Media Contact: Jake Siewert Tel: 212-902-5400	Investor Contact: Dane Holmes Tel: 212-902-0300